EXHIBIT 99.1

T-Mobile Delivers Industry-Leading Growth in Customers, Service Revenues, Profitability and Cash Flow in 2023, Setting Up Strong 2024 Outlook

Growth Investments in Q4 Resulted in Industry Leading Customer Growth Across the Board in the Quarter and Set the Company Up for Continued Profitable Growth in 2024 and Beyond

Industry-Leading Customer Growth Fueled by Best Network and Value Combination(1)
•Postpaid net account additions of 299 thousand in Q4 2023 — 1.3 million in 2023, industry best
•Postpaid net customer additions of 1.6 million in Q4 2023 — 5.7 million in 2023, industry best
•Postpaid phone net customer additions of 934 thousand in Q4 2023 — 3.1 million in 2023, industry best
•Postpaid phone churn of 0.96% in Q4 2023 — 0.87% in 2023, lowest in company history
•High Speed Internet net customer additions of 541 thousand in Q4 2023 — 2.1 million in 2023, industry best
Translating Customer Growth Into Industry-Leading Financial Growth
•Service revenues of $16.0 billion in Q4 2023 — $63.2 billion in 2023, industry-leading growth of 3%
•Postpaid service revenues of $12.5 billion in Q4 2023 — $48.7 billion in 2023, industry-leading growth of 6%
•Net income of $2.0 billion in Q4 2023 — $8.3 billion in 2023, industry-leading growth of 221%
•Diluted earnings per share (“EPS”) of $1.67 in Q4 2023 — $6.93 in 2023, industry-leading growth of 236%
•Core Adjusted EBITDA(2) of $7.2 billion in Q4 2023 — $29.1 billion in 2023, industry-leading growth of 10%
•Net cash provided by operating activities of $4.9 billion in Q4 2023 — $18.6 billion in 2023, industry-leading growth of 11%
•Adjusted Free Cash Flow(2) of $4.3 billion in Q4 2023 — $13.6 billion in 2023, industry-leading growth of 77%
•Returned $14.0 billion to stockholders in 2023, including repurchases of $13.2 billion of common stock and first quarterly dividend payment of $747 million
T-Mobile Continues Reign as Overall Network Leader with Largest 5G Footprint Covering 98% of Americans
•300 million people covered by Ultra Capacity 5G and more 5G square miles than AT&T and Verizon combined
•Clean sweep across every category for overall network performance from Ookla and Opensignal
Strong Outlook for 2024
•Core Adjusted EBITDA(2) is expected to grow approximately 9% at the mid-point
•Net cash provided by operating activities is expected to grow approximately 18% at the mid-point and Adjusted Free Cash Flow(2) is expected to grow approximately 22% at the mid-point

Bellevue, WA — January 25, 2024 — T-Mobile US, Inc. (NASDAQ: TMUS) reported fourth quarter and full-year 2023 results today, delivering industry-best growth in service revenues, profitability and cash flow in 2023, enabling the Un-carrier to continue executing its best-in-class capital return program delivering $14.0 billion to stockholders in 2023. The company also effectively completed its historic merger integration, and cemented itself as the nationwide overall network leader. Combined with its established value leadership, the company delivered best-in-class customer growth in 2023, including the highest postpaid phone gross additions and the lowest annual churn rate in company history.

“This was a historic year for T-Mobile, with record outcomes across nearly every metric and industry-leading customer results – including our highest share of postpaid phone net adds since the merger and best-in-class growth in service revenues, profitability and cash flow – all while effectively completing the largest, most successful telecom integration in the world,” said Mike Sievert, CEO of T-Mobile. “What’s really exciting is that while we’ve delivered fantastic results, we’ve also got room to run. Thanks to the unmatched value and network leadership that we’ve built, we’re entering a phase of enormous value creation with a plan to deliver sustained customer and financial growth leadership. This is just the beginning of the next chapter for the Un-carrier.”
___________________________________________________________
(1)AT&T Inc. historically does not disclose postpaid net account additions. Comcast and Charter do not disclose postpaid phone net customer additions. Industry-leading claims are based on consensus expectations if results are not yet reported.
(2)Core Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables. We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect Net income, including, but not limited to, Income tax expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable. Starting in Q1 2023, we renamed Free Cash Flow to Adjusted Free Cash Flow. This change in name did not result in any change to the definition or calculation of this non-GAAP financial measure.

Industry-Leading Customer Growth Fueled by Best Network and Value Combination(1)
•Postpaid net account additions were 299 thousand in Q4 2023 and 1.3 million in 2023.
•Postpaid net customer additions were 1.6 million in Q4 2023 and 5.7 million in 2023.
•Postpaid phone net customer additions were 934 thousand in Q4 2023 and 3.1 million in 2023. Postpaid phone churn was 0.96% in Q4 2023 and 0.87% in 2023.
•Prepaid net customer additions were 53 thousand in Q4 2023 and 282 thousand in 2023. Prepaid churn was 2.86% in Q4 2023 and 2023 churn of 2.76% was the lowest in company history.
•High Speed Internet net customer additions were 541 thousand in Q4 2023 and 2.1 million in 2023, the highest in company history. T-Mobile ended the year with 4.8 million High Speed Internet customers.
•Total net customer additions were 1.6 million in Q4 2023 and 5.9 million in 2023. Total customer connections increased to a record high of 119.7 million.

	Quarter			Year Ended December 31,
(in thousands, except churn)	Q4 2023	Q3 2023	Q4 2022	2023	2022
Postpaid net account additions	299	386	314	1,271	1,436
Total net customer additions	1,623	1,305	1,843	5,932	6,757
Postpaid net customer additions	1,570	1,226	1,818	5,650	6,419
Postpaid phone net customer additions	934	850	927	3,082	3,093
Postpaid other net customer additions (2)	636	376	891	2,568	3,326
Prepaid net customer additions (2)	53	79	25	282	338
Total customers, end of period (2)(3)	119,700	117,907	113,598	119,700	113,598
Postpaid phone churn	0.96%	0.87%	0.92%	0.87%	0.88%
Prepaid churn	2.86%	2.81%	2.93%	2.76%	2.77%
High Speed Internet net customer additions	541	557	524	2,130	2,000
Total High Speed Internet customers, end of period	4,776	4,235	2,646	4,776	2,646
(1)AT&T Inc. historically does not disclose postpaid net account additions. Comcast and Charter do not disclose postpaid phone net customer additions. Industry-leading claims are based on consensus expectations if results are not yet reported.
(2)Includes High Speed Internet customers.
(3)Customers impacted by the decommissioning of the legacy Sprint CDMA and LTE and T-Mobile UMTS networks have been excluded from our customer base resulting in the removal of 212,000 postpaid phone customers and 349,000 postpaid other customers in the first quarter of 2022 and 284,000 postpaid phone customers, 946,000 postpaid other customers and 28,000 prepaid customers in the second quarter of 2022. In the fourth quarter of 2023, we recognized an additional base adjustment to increase postpaid phone customers by 20,000 and increase postpaid other customers by 150,000 due to fewer customers than expected whose service was deactivated as a result of the network shutdowns. In connection with our acquisition of companies, we included a base adjustment in the first quarter of 2022 to increase postpaid phone customers by 17,000 and reduce postpaid other customers by 14,000. Certain customers now serviced through reseller contracts were removed from our reported postpaid customer base resulting in the removal of 42,000 postpaid phone customers and 20,000 postpaid other customers in the second quarter of 2022.

Translating Customer Growth Into Industry-Leading Financial Growth(1)
•Total service revenues increased 3% year-over-year to $16.0 billion in Q4 2023 and 3% year-over-year to $63.2 billion in 2023, which included Postpaid service revenue growth of 6% year-over-year in Q4 2023 and 6% growth year-over-year in 2023.
•Net income increased 36% year-over-year to $2.0 billion in Q4 2023 and increased 221% year-over-year to $8.3 billion in 2023, which included Merger-related costs, net of tax, of $775 million. Diluted EPS increased year-over-year to $1.67 per share in Q4 2023 and increased year-over-year to $6.93 per share in 2023. Diluted EPS also reflected the impact of 48.8 million shares issued to SoftBank Group in Q4 2023.
•Core Adjusted EBITDA increased 9% year-over-year to $7.2 billion in Q4 2023 and increased 10% year-over-year to $29.1 billion in 2023.
•Net cash provided by operating activities increased 12% year-over-year to $4.9 billion in Q4 2023 and increased 11% year-over-year to $18.6 billion in 2023, which included cash payments for Merger-related costs of $416 million in Q4 2023 and $2.0 billion in 2023.
•Cash purchases of property and equipment, including capitalized interest, decreased 53% year-over-year to $1.6 billion in Q4 2023 and decreased 30% year-over-year to $9.8 billion in 2023.
•Adjusted Free Cash Flow increased 97% year-over-year to $4.3 billion in Q4 2023 and increased 77% year-over-year to $13.6 billion in 2023, which included cash payments for Merger-related costs of $416 million in Q4 2023 and $2.0 billion in 2023.
•Stockholder Returns included 15.5 million shares of common stock repurchased for $2.2 billion in Q4 2023, and 92.9 million shares repurchased for $13.2 billion in 2023, with 114.3 million cumulative shares repurchased for $16.2 billion as of December 31, 2023. The remaining authorization for stock repurchases and dividends through December 2024 is $16.0 billion, including the next quarterly cash dividend, which will be payable on March 14, 2024.

	Quarter			Year Ended December 31,		Q4 2023 vs. Q3 2023	Q4 2023 vs. Q4 2022	YTD 2023 vs. YTD 2022
(in millions, except EPS)	Q4 2023	Q3 2023	Q4 2022	2023	2022
Total service revenues	$16,043	$15,914	$15,518	$63,241	$61,323	0.8%	3.4%	3.1%
Postpaid service revenues	12,472	12,288	11,725	48,692	45,919	1.5%	6.4%	6.0%
Total revenues	20,478	19,252	20,273	78,558	79,571	6.4%	1.0%	(1.3)%
Net income	2,014	2,142	1,477	8,317	2,590	(6.0)%	36.4%	221.1%
Diluted EPS	1.67	1.82	1.18	6.93	2.06	(8.2)%	41.5%	236.4%
Adjusted EBITDA	7,224	7,600	6,828	29,428	27,821	(4.9)%	5.8%	5.8%
Core Adjusted EBITDA	7,181	7,547	6,582	29,116	26,391	(4.8)%	9.1%	10.3%
Net cash provided by operating activities	4,859	5,294	4,336	18,559	16,781	(8.2)%	12.1%	10.6%
Cash purchases of property and equipment, including capitalized interest	1,587	2,424	3,383	9,801	13,970	(34.5)%	(53.1)%	(29.8)%
Adjusted Free Cash Flow	4,305	4,003	2,184	13,586	7,656	7.5%	97.1%	77.5%
(1) Industry-leading claims are based on consensus expectations if results are not yet reported.

T-Mobile Continues Reign as Overall Network Leader with Largest 5G Footprint Covering 98% of Americans
T-Mobile’s Ultra Capacity 5G network covers more than 300 million people, over three times the square miles of AT&T and two times Verizon. Total 5G covers more than 330 million people and more square miles than AT&T and Verizon combined.

T-Mobile’s 5G leadership has translated into overall network leadership, while 5G is increasingly becoming the overall network experience for customers. The Un-carrier continues its third-party report winning streak for overall network and 5G performance:
•Ookla: In its latest Speedtest Global Index Market Analysis, T-Mobile beat the competition, winning every single category for overall network in every quarter of 2023, including fastest provider, lowest latency, most consistent and best mobile video. The Company also remained undefeated for 5G performance for the sixth quarter in a row, including fastest 5G performance and 5G consistency.
•Opensignal: In its latest Global Mobile Network Experience Report, T-Mobile ranked first for all overall network experience metrics including download and upload speed experience, along with consistent quality, video, live video and games experience. The Un-carrier also ranked first in several 5G categories including 5G download speeds, 5G coverage experience, and 5G availability.
Note: See 5G device, coverage, & access details at T-Mobile.com. Fastest: Based on median, overall combined speeds according to analysis by Ookla® of Speedtest Intelligence® data download speeds for Q4 2023. Ookla trademarks used under license and reprinted with permission. Opensignal Awards: USA: Mobile Network Experience Report January 2024, based on independent analysis of mobile measurements recorded during the period September 16 - December 14, 2023. © 2024 Opensignal Limited.

Strong Outlook for 2024
•Postpaid net customer additions are expected to be between 5.0 million and 5.5 million, expected to lead the industry for the 10th consecutive year.
•Core Adjusted EBITDA, which is Adjusted EBITDA less lease revenues, is expected to be between $31.3 billion and $31.9 billion, up 9% year-over-year at the midpoint.
•Net cash provided by operating activities, including payments for Merger-related costs, is expected to be between $21.5 billion and $22.3 billion, up 18% at the mid-point.
•Cash purchases of property and equipment, including capitalized interest, are expected to be between $8.6 billion and $9.4 billion.
•Adjusted Free Cash Flow, including payments for Merger-related costs, is expected to be between $16.3 billion and $16.9 billion, up approximately 22% year-over-year at the mid-point. Adjusted Free Cash Flow guidance does not assume any material net cash inflows from securitization.

(in millions, except Postpaid net customer additions and Effective tax rate)	FY 2024 Guidance
Postpaid net customer additions (thousands)	5,000	5,500
Net income (1)	N/A	N/A
Effective tax rate	24%	26%
Core Adjusted EBITDA (2)	$31,300	$31,900
Net cash provided by operating activities	21,500	22,300
Capital expenditures (3)	8,600	9,400
Adjusted Free Cash Flow (4)	16,300	16,900
(1)T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income, including, but not limited to, Income tax expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable.
(2)Management uses Core Adjusted EBITDA as a measure to monitor the financial performance of Company operations, excluding the impact of lease revenues from related device financing programs. Guidance ranges assume lease revenues of approximately $100 million for 2024.
(3)Capital expenditures means cash purchases of property and equipment, including capitalized interest.
(4)Adjusted Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2024.

Doing Good — The Un-carrier Way — Industry Leader in Building a More Connected and Sustainable Future
T-Mobile continues to stay true to its commitment to use its network, scale and resources for good, building a more connected, equitable and sustainable future:
•Since launching Project 10Million in 2020, T-Mobile has focused on bringing critical connectivity to underserved students nationwide. Through the end of 2023, T-Mobile has provided $6.4 billion in services to connect nearly 6 million students across the United States through this project and other education initiatives.
•The company partnered with Welcome.US to provide service through Metro by T-Mobile to refugees entering the U.S. as part of a multi-year commitment of 200,000 lines.
•T-Mobile was the first U.S. wireless carrier to set a net-zero emissions target that has been validated by the Science Based Targets initiative — with a goal to achieve net-zero emissions across the company’s entire footprint by 2040.

Financial Results
For more details on T-Mobile’s Q4 2023 and full-year 2023 financial results, including the Investor Factbook with detailed financial tables, please visit T-Mobile US, Inc.’s Investor Relations website at https://investor.t-mobile.com.

Earnings Call Information
Date/Time
•Thursday, January 25, 2024, at 4:30 p.m. (ET)

Pre-registration link for dial-in access
Participants can pre-register for the conference call here in order to receive dial-in information.

Access via Phone (audio only)
Please plan on accessing the call 10 minutes prior to the scheduled start time.
•Toll Free: 1-888-222-5806
•International: 1-412-902-6516

Access via Webcast
The earnings call will be broadcasted live and can be replayed via the Investor Relations website at https://investor.t-mobile.com.

Submit Questions via Twitter
Send a tweet to @TMobileIR or @MikeSievert using $TMUS

Contact Information
•Media Relations: mediarelations@t-mobile.com
•Investor Relations: investor.relations@t-mobile.com

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (https://investor.t-mobile.com), newsroom website (https://t-mobile.com/news), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as a means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD (the @TMobileIR Twitter account (https://twitter.com/TMobileIR), the @MikeSievert Twitter account (https://twitter.com/MikeSievert), which Mr. Sievert also uses as a means for personal communications and observations, and the @TMobileCFO Twitter Account (https://twitter.com/tmobilecfo), and our CFO’s LinkedIn account (https://www.linkedin.com/in/peter-osvaldik-3887394), both of which Mr. Osvaldik also uses as a means for personal communication and observations). The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
T-Mobile US, Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile and Metro by T-Mobile. For more information please visit: https://www.t-mobile.com.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions.

Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: competition, industry consolidation and changes in the market for wireless communications services and other forms of connectivity; criminal cyberattacks, disruption, data loss or other security breaches; our inability to take advantage of technological developments on a timely basis; our inability to retain or motivate key personnel, hire qualified personnel or maintain our corporate culture; system failures and business disruptions, allowing for unauthorized use of or interference with our network and other systems; the scarcity and cost of additional wireless spectrum, and regulations relating to spectrum use; the difficulties in maintaining multiple billing systems following the Merger (as defined below) and any unanticipated difficulties, disruption, or significant delays in our long-term strategy to convert Sprint’s legacy customers onto T-Mobile’s billing platforms; the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of the Transactions (as defined below), including the acquisition by DISH Network Corporation (“DISH”) of the prepaid wireless business operated under the Boost Mobile and Sprint prepaid brands (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Personal Communications Company LLC and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets, and the assumption of certain related liabilities (collectively, the “Prepaid Transaction”), the complaint and proposed final judgment agreed to by us, Deutsche Telekom AG (“DT”), Sprint Corporation, now known as Sprint LLC (“Sprint”), SoftBank Group Corp. (“SoftBank”) and DISH with the U.S. District Court for the District of Columbia, which was approved by the Court on April 1, 2020, the proposed commitments filed with the Secretary of the Federal Communications Commission (“FCC”), which we announced on May 20, 2019, certain national security commitments and undertakings, and any other commitments or undertakings entered into, including, but not limited to, those we have made to certain states and nongovernmental organizations (collectively, the “Government Commitments”), and the challenges in satisfying the Government Commitments in the required time frames and the significant cumulative costs incurred in tracking and monitoring compliance over multiple years; adverse economic, political or market conditions in the U.S. and international markets, including changes resulting from increases in inflation or interest rates, supply chain disruptions, and impacts of geopolitical instability, such as the Ukraine-Russia war and Israel-Hamas war; our inability to manage the ongoing commercial services arrangements entered into in connection with the Prepaid Transaction, and known or unknown liabilities arising in connection therewith; the timing and effects of any future acquisition, divestiture, investment, or merger involving us; any disruption or failure of our third parties (including key suppliers) to provide products or services for the operation of our business; our inability to fully realize the synergy benefits from the merger (the "Merger") with Sprint, pursuant to the Business Combination Agreement with Sprint and the other parties named therein (as amended, the "Business Combination Agreement") and the other transactions contemplated by the Business Combination Agreement (collectively, the "Transactions") in the expected time frame; our substantial level of indebtedness and our inability to service our debt obligations in accordance with their terms or to comply with the restrictive covenants contained therein; changes in the credit market conditions, credit rating downgrades or an inability to access debt markets; restrictive covenants including the agreements governing our indebtedness and other financings; the risk of future material weaknesses we may identify, or any other failure by us to maintain effective internal controls, and the resulting significant costs and reputational damage; any changes in regulations or in the regulatory framework under which we operate; laws and regulations relating to the handling of privacy and data protection; unfavorable outcomes of and increased costs from existing or future regulatory or legal proceedings; our offering of regulated financial services products and exposure to a wide variety of state and federal regulations; new or amended tax laws or regulations or administrative interpretations and judicial decisions affecting the scope or application of tax laws or regulations; our wireless licenses, including those controlled through leasing agreements, are subject to renewal and may be revoked; our exclusive forum provision as provided in our Certificate of Incorporation; interests of DT, our controlling stockholder, which may differ from the interests of other stockholders; future sales of our common stock by DT and SoftBank and our inability to attract additional equity financing outside the United States due to foreign ownership limitations by the FCC; the dollar amount authorized for our 2023-2024 Stockholder Return Program may not be fully utilized, and our share repurchases and dividend payments pursuant thereto may fail to have the desired impact on stockholder value and other risks as disclosed in our most recent annual report on Form 10-K, 10-Q and other filings with the Securities and Exchange Commission (the “SEC”).

For our environmental, climate, or other “Environmental, Social, and Governance (ESG)” targets, goals and commitments outlined in this communication, we face additional risks and uncertainties, including unexpected delays, difficulties, and expenses in executing against such targets, goals and commitments, as well as changes in laws or regulations affecting us, such as changes in cybersecurity, data privacy, environmental, safety and health laws, and other risks as disclosed in our most recent annual report on Form 10-K, 10-Q and other filings with the SEC. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.

In addition, some of the statements contained in this communication may rely on third-party information and projections that management believes to be reputable; however, we do not independently verify or audit this information. This communication also contains ESG-related statements based on hypothetical scenarios and assumptions as well as estimates that are subject to a high level of uncertainty, and these statements should not necessarily be viewed as being representative of current or actual risk or performance, or forecasts of expected risk or performance. In addition, historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, and internal controls and processes that continue to evolve. Forward-looking and other statements in this communication may also address our corporate responsibility and sustainability progress, plans, and goals, and the inclusion of such statements is not an indication that these contents are necessarily material for the purposes of complying with or reporting pursuant to the U.S. federal securities laws and regulations, even if we use the word “material” or “materiality” in this communication in relation to those statements. Website references throughout this communication are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this communication.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income, including, but not limited to, Income tax expense and Interest expense. Adjusted EBITDA and Core Adjusted EBITDA should not be used to predict Net income as the difference between either of these measures and Net income is variable.

Adjusted EBITDA and Core Adjusted EBITDA are reconciled to Net income (loss) as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	2022	2023
Net income (loss)	$713	$(108)	$508	$1,477	$1,940	$2,221	$2,142	$2,014	$2,590	$8,317
Adjustments:
Interest expense, net	864	851	827	822	835	861	790	849	3,364	3,335
Other expense (income), net	11	21	3	(2)	(9)	(6)	(41)	(12)	33	(68)
Income tax (benefit) expense	218	(55)	(57)	450	631	717	705	629	556	2,682
Operating income	1,806	709	1,281	2,747	3,397	3,793	3,596	3,480	6,543	14,266
Depreciation and amortization	3,585	3,491	3,313	3,262	3,203	3,110	3,187	3,318	13,651	12,818
Stock-based compensation (1)	136	149	145	146	173	155	152	164	576	644
Merger-related costs	1,413	1,668	1,296	592	358	276	152	248	4,969	1,034
Impairment expense	—	477	—	—	—	—	—	—	477	—
Legal-related expenses (recoveries), net (2)	—	400	(19)	10	(43)	—	—	1	391	(42)
Loss (gain) on disposal group held for sale	—	—	1,071	16	(42)	17	—	—	1,087	(25)
Other, net (3)	10	110	(48)	55	153	54	513	13	127	733
Adjusted EBITDA	6,950	7,004	7,039	6,828	7,199	7,405	7,600	7,224	27,821	29,428
Lease revenues	(487)	(386)	(311)	(246)	(147)	(69)	(53)	(43)	(1,430)	(312)
Core Adjusted EBITDA	$6,463	$6,618	$6,728	$6,582	$7,052	$7,336	$7,547	$7,181	$26,391	$29,116
(1)Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the consolidated financial statements. Additionally, certain stock-based compensation expenses associated with the Sprint Merger have been included in Merger-related costs.
(2)Legal-related expenses (recoveries), net, consists of the settlement of certain litigation associated with the August 2021 cyberattack, net of insurance recoveries.
(3)Other, net, primarily consists of certain severance, restructuring and other expenses and income, including gains from the sale of IP addresses and severance and related costs associated with the August 2023 workforce reduction, not directly attributable to the Merger, which are not reflective of T-Mobile’s core business activities (“special items”) and are, therefore, excluded from Adjusted EBITDA and Core Adjusted EBITDA.
Adjusted EBITDA represents earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization, stock-based compensation and certain income and expenses not reflective of T-Mobile’s ongoing operating performance. Core Adjusted EBITDA represents Adjusted EBITDA less lease revenues. Core Adjusted EBITDA and Adjusted EBITDA are non-GAAP financial measures utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Core Adjusted EBITDA and Adjusted EBITDA as benchmarks to evaluate T-Mobile’s operating performance in comparison to its competitors. T-Mobile also uses Core Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance. Management believes analysts and investors use Core Adjusted EBITDA and Adjusted EBITDA as supplemental measures to evaluate overall operating performance and to facilitate comparisons with other wireless communications companies because they are indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of Interest expense from financing, non-cash depreciation and amortization from capital investments, stock-based compensation, Merger-related costs, including network decommissioning costs, impairment expense, loss and gain on disposal group held for sale and certain legal-related recoveries and expenses, as well as other special income and expenses which are not reflective of T-Mobile’s core business activities. Management believes analysts and investors use Core Adjusted EBITDA because it normalizes for the transition in the company’s device financing strategy, by excluding the impact of lease revenues from Adjusted EBITDA, to align with the related depreciation expense on leased devices, which is excluded from the definition of Adjusted EBITDA. Core Adjusted EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for Net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Adjusted Free Cash Flow is calculated as follows:

	Quarter								Year Ended December 31,
(in millions, except percentages)	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	2022	2023
Net cash provided by operating activities	$3,845	$4,209	$4,391	$4,336	$4,051	$4,355	$5,294	$4,859	$16,781	$18,559
Cash purchases of property and equipment, including capitalized interest	(3,381)	(3,572)	(3,634)	(3,383)	(3,001)	(2,789)	(2,424)	(1,587)	(13,970)	(9,801)
Proceeds from sales of tower sites	—	—	—	9	6	2	2	2	9	12
Proceeds related to beneficial interests in securitization transactions	1,185	1,121	1,308	1,222	1,345	1,309	1,131	1,031	4,836	4,816
Adjusted Free Cash Flow	$1,649	$1,758	$2,065	$2,184	$2,401	$2,877	$4,003	$4,305	$7,656	$13,586
Net cash provided by operating activities margin (Net cash provided by operating activities divided by Service revenues)	25.4%	27.5%	28.6%	27.9%	26.1%	27.7%	33.3%	30.3%	27.4%	29.3%
Adjusted Free Cash Flow margin (Adjusted Free Cash Flow divided by Service revenues)	10.9%	11.5%	13.4%	14.1%	15.4%	18.3%	25.2%	26.8%	12.5%	21.5%
Adjusted Free Cash Flow - Net cash provided by operating activities less Cash purchases of property and equipment, plus Proceeds from sales of tower sites and Proceeds related to beneficial interests in securitization transactions and less Cash payments for debt prepayment or debt extinguishment costs. Adjusted Free Cash Flow is utilized by T-Mobile’s management, investors and analysts to evaluate cash available to pay debt, repurchase shares, pay dividends and provide further investment in the business. Starting in Q1 2023, we renamed Free Cash Flow to Adjusted Free Cash Flow. This change in name did not result in any change to the definition or calculation of this non-GAAP measure.
Adjusted Free Cash Flow margin - Adjusted Free Cash Flow divided by Service revenues. Adjusted Free Cash Flow Margin is utilized by T-Mobile’s management, investors, and analysts to evaluate the company’s ability to convert service revenue efficiently into cash available to pay debt, repurchase shares and provide further investment in the business.

The guidance range for Adjusted Free Cash Flow is calculated as follows:

	FY 2024
(in millions)	Guidance Range
Net cash provided by operating activities	$21,500	$22,300
Cash purchases of property and equipment, including capitalized interest	(8,600)	(9,400)
Proceeds related to beneficial interests in securitization transactions (1)	3,400	4,000
Adjusted Free Cash Flow	$16,300	$16,900
(1)Adjusted Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2024.

T-Mobile US, Inc.
Operating Measures
(Unaudited)

The following table sets forth company operating measures ARPA and ARPU:

	Quarter								Year Ended December 31,
(in dollars)	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	2022	2023
Postpaid ARPA	$136.53	$137.92	$137.49	$137.78	$138.04	$138.94	$139.83	$140.23	$137.43	$139.27
Postpaid phone ARPU	48.41	48.96	48.89	48.86	48.63	48.84	48.93	48.91	48.78	48.83
Prepaid ARPU	39.19	38.71	38.86	38.29	37.98	37.98	38.18	37.55	38.76	37.92

Postpaid Average Revenue Per Account (Postpaid ARPA) - Average monthly postpaid service revenue earned per account. Postpaid service revenues for the specified period divided by the average number of postpaid accounts during the period, further divided by the number of months in the period.
Average Revenue Per User (ARPU) - Average monthly service revenue earned per customer. Service revenues for the specified period divided by the average number of customers during the period, further divided by the number of months in the period.
Postpaid phone ARPU excludes postpaid other customers and related revenues.